Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q1 2026 Results

New York, NY – May 11, 2026 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter and year ended March 31, 2026.

Business Update

Silvercrest entered its 25th year in business at the beginning of the second quarter with clear strategic momentum, even as our first quarter results reflect near-term headwinds we have anticipated and communicated. Discretionary assets under management (“AUM”), which primarily drives the firm's revenue, decreased 3.7% to $23.1 billion at March 31, 2026, from $24.0 billion as of December 31, 2025, primarily attributable to net institutional outflows. Organic new client account flows were $81.0 million for the first quarter, primarily from high net worth investors. Year over year, discretionary AUM grew nearly 2% from $22.7 billion at March 31, 2025. Year over year, total AUM grew 1.1% to $35.7 billion, up from $35.3 billion at March 31, 2025. Non-discretionary AUM are associated with a small portion of our overall revenue and can substantially change with little revenue effect. As previously announced, we will adjust how the firm reports non-discretionary AUM in a future quarter, which will substantially lower reported non-discretionary AUM on a one-time basis without revenue effect, providing investors with a clearer picture of the AUM and economics that drive our business.

As we conveyed in our Annual Report and throughout 2025, Silvercrest has embarked on the most significant investment program in its history to build a more enduring and globally capable firm for our next 25 years. We began these investments in earnest about a year and a half ago, and it takes time for those investments — primarily in intellectual capital and headcount — to bear fruit. Our earnings and Adjusted EBITDA¹ continue to reflect the deliberate cost of that program. We continued to execute on our strategic priorities in the first quarter. We are fully committed to its rationale and will continue to be transparent about the effect on our financial results.

Our new business pipeline remains particularly robust with regard to the firm’s Global and International Equity strategies, bolstered by exceptional investment performance across the board. The firm continues to generate strong interest from institutional consultants and allocators globally, and our primary institutional objective for 2026 is to convert that pipeline into consultant approvals and funded mandates. We have reorganized our international business development effort and now have professionals in London and Australia dedicated to this effort. Our Dublin office is on track to open later in 2026 following expected Bank of Ireland regulatory approval, and which will allow us to proactively market our capabilities in Europe. We have created investment trusts in both Ireland and Australia, together materially expanding our distribution opportunity across Europe and Oceania. These milestones represent the culmination of a multi-year build that we expect to contribute meaningfully to positive flows in 2026 and beyond. Finally, we opened our Atlanta and Singapore offices during the first quarter of 2026 and are beginning to see business development as a result.

The firm continues to invest in talent across the organization and to execute on next-generation portfolio management transitions designed to protect our investment process, preserve our culture, and deepen the bench for the years ahead. These transitions are deliberate and central to our long-term competitive positioning as we approach our 25th anniversary in April 2027.

As previously discussed, Silvercrest will continue to adjust our compensation ratio to match compelling opportunities to organically grow the firm and build return on invested capital. With significant initiatives underway for marketing and distribution in Europe, Oceania, and Asia, as well as in U.S.-based personnel, our compensation ratio remains elevated. Total compensation and benefits expense was $21.1 million, representing 67.2% of revenue, for the three months ended March 31, 2026, compared to $18.9 million, or 60.2% of revenue, for the same period of the prior year. We expect the compensation ratio to remain elevated as these investments mature and begin contributing to revenue growth.

Our balance sheet continues to support our strategic growth initiatives and our ongoing commitment to capital returns to shareholders.

On May 6, 2026, the Company’s Board of Directors declared a quarterly dividend of $0.21 per share of Class A common stock. The dividend will be paid on or about June 19, 2026 to stockholders of record as of the close of business on June 12, 2026.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

First Quarter 2026 Highlights

•
Total AUM of $35.7 billion, inclusive of discretionary AUM of $23.1 billion and non-discretionary AUM of $12.6 billion, at March 31, 2026.
•
Revenue of $31.4 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $0.5 million and $0.2 million, respectively.
•
Basic and diluted net income per share of $0.03.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $3.7 million.
•
Adjusted net income1 of $1.5 million.
•
Adjusted basic and diluted earnings per share1,2 of $0.13 and $0.12, respectively.

The table below presents a comparison of certain GAAP and non-GAAP (“Adjusted”) financial measures and AUM.

	For the Three Months Ended March 31,
(in thousands except as indicated)	2026	2025
Revenue	$31,406	$31,392
Income before other income (expense), net	$1,262	$4,837
Net income	$533	$3,928
Net income margin	1.7%	12.5%
Net income attributable to Silvercrest	$237	$2,469
Net income per basic share	$0.03	$0.26
Net income per diluted share	$0.03	$0.26
Adjusted EBITDA[1]	$3,710	$6,497
Adjusted EBITDA Margin[1]	11.8%	20.7%
Adjusted net income[1]	$1,476	$3,894
Adjusted basic earnings per share[1,2]	$0.13	$0.29
Adjusted diluted earnings per share[1,2]	$0.12	$0.27
Assets under management at period end (billions)	$35.7	$35.3
Average assets under management (billions)[3]	$36.4	$35.9
Discretionary assets under management (billions)	$23.1	$22.7

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three months ended March 31, 2026 are based on the number of shares of Class A common stock and Class B common stock outstanding as of March 31, 2026. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $35.7 Billion

Silvercrest’s discretionary AUM increased by $0.4 billion, or 1.8%, to $23.1 billion at March 31, 2026, from $22.7 billion at March 31, 2025. Silvercrest’s total AUM increased by $0.4 billion, or 1.1%, to $35.7 billion at March 31, 2026, from $35.3 billion at March 31, 2025. The increase in total AUM was attributable to market appreciation of $2.8 billion, partially offset by net client outflows of $2.4 billion.

Silvercrest’s discretionary assets under management decreased by $0.9 billion, or 3.7%, to $23.1 billion at March 31, 2026, from $24.0 billion at December 31, 2025. The decrease was attributable to net client outflows. Silvercrest’s total AUM decreased by $1.3 billion, or 3.5%, to $35.7 billion at March 31, 2026, from $37.0 billion at December 31, 2025. The decrease was attributable to net client outflows of $0.7 billion and market depreciation of $0.6 billion.

First Quarter 2026 vs. First Quarter 2025

Revenue remained flat at $31.4 million for the three months ended March 31, 2026 and 2025.

Total expenses increased by $3.6 million, or 13.5%, to $30.1 million for the three months ended March 31, 2026, from $26.6 million for the three months ended March 31, 2025. Compensation and benefits expense increased by $2.3 million, or 12.0%, to $21.1 million for the three months ended March 31, 2026, from $18.9 million for the three months ended March 31, 2025. The increase was primarily attributable to increases in salaries and benefits of $0.6 million primarily as a result of merit-based increases and newly-hired staff and in the accrual for bonuses of $1.2 million, equity-based compensation of $0.1 million and severance of $0.4 million. General and administrative expenses increased by $1.3 million, or 17.3%, to $9.0 million for the three months ended March 31, 2026, from $7.7 million for the three months ended March 31, 2025. This was primarily attributable to increases in professional fees of $0.8 million, occupancy and related costs of $0.1 million primarily related to new office space in Singapore, travel and entertainment expenses of $0.3 million and depreciation and amortization of $0.1 million.

Consolidated net income was $0.5 million, or 1.7% of revenue, for the three months ended March 31, 2026, as compared to consolidated net income of $3.9 million, or 12.5% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $0.2 million, or $0.03 per basic and diluted share, for the three months ended March 31, 2026. Our adjusted net income1 was $1.5 million, or $0.13 and $0.12 per adjusted basic and adjusted diluted share2, respectively, for the three months ended March 31, 2026.

Adjusted EBITDA1 was $3.7 million, or 11.8% of revenue, for the three months ended March 31, 2026, as compared to $6.5 million, or 20.7% of revenue, for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $11.6 million at March 31, 2026, compared to $44.1 million at December 31, 2025. As of March 31, 2026, there was $10.0 million outstanding under our term loan and nothing outstanding under our revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $46.9 million at March 31, 2026. We had 7,666,844 shares of Class A common stock outstanding and 4,127,171 shares of Class B common stock outstanding at March 31, 2026.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B stockholders.
•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B stockholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our partners, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B stockholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on May 12, 2026, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President, and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. A live, listen-only webcast will also be available via the investor relations section of www.silvercrestgroup.com. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; our expectations with respect to deferred tax assets, adverse economic or market conditions; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, which is accessible on the U.S. Securities and Exchange Commission’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California, Wisconsin, Atlanta and Singapore, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three Months Ended March 31,
	2026	2025

Revenue
Management and advisory fees	$30,285	$30,268
Family office services	1,121	1,124
Total revenue	31,406	31,392
Expenses
Compensation and benefits	21,144	18,881
General and administrative	9,000	7,674
Total expenses	30,144	26,555
Income before other (expense) income, net	1,262	4,837
Other (expense) income, net
Other (expense) income, net	(22)	7
Interest income	78	273
Interest expense	(189)	(15)
Unrealized loss on investments	(79)	—
Total other (expense) income, net	(212)	265
Income before provision for income taxes	1,050	5,102
Provision for income taxes	(517)	(1,174)
Net income	533	3,928
Less: net income attributable to non-controlling interests	(296)	(1,459)
Net income attributable to Silvercrest	$237	$2,469
Net income per share:
Basic	$0.03	$0.26
Diluted	$0.03	$0.26
Weighted average shares outstanding:
Basic	7,682,745	9,581,779
Diluted	7,729,301	9,618,888

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	For the Three Months Ended March 31,
	2026	2025
Reconciliation of non-GAAP financial measure:
Net income	$533	$3,928
Provision for income taxes	517	1,174
Delaware Franchise Tax	50	50
Interest expense	189	15
Interest income	(78)	(273)
Depreciation and amortization	1,090	1,039
Equity-based compensation	515	454
Other adjustments (A)	894	110
Adjusted EBITDA	$3,710	$6,497
Adjusted EBITDA Margin	11.8%	20.7%
(A)
Other adjustments consist of the following:

	Three Months Ended March 31,
	2026	2025
Severance	$351	$—
Other (a)	543	110
Total other adjustments	$894	$110

(a)
For the three months ended March 31, 2026, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, legal fees of $42 related to our application for licensure in the European Union (the “EU”), legal and other professional fees of $6 related to other international initiatives, set up fees related to the establishment of a donor advised fund of $25, a sign-on bonus of $5, rent expense of $8 incurred while waiting for the build out of a lease to be completed, the accrual for an earnout bonus of $330 and the add back of an unrealized loss on the Australian trust of $79. For the three months ended March 31, 2025, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives and sign-on bonuses of $62.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended March 31,
	2026	2025
Reconciliation of non-GAAP financial measure:
Net income	$533	$3,928
Consolidated GAAP Provision for income taxes	517	1,174
Delaware Franchise Tax	50	50
Other adjustments (A)	894	110
Adjusted earnings before provision for income taxes	1,994	5,262
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(518)	(1,368)

Adjusted net income	$1,476	$3,894

GAAP net income per share (B):
Basic	$0.03	$0.26
Diluted	$0.03	$0.26

Adjusted earnings per share/unit (B):
Basic	$0.13	$0.29
Diluted	$0.12	$0.27

Shares/units outstanding:
Basic Class A shares outstanding	7,667	9,474
Basic Class B shares/units outstanding	4,127	4,081
Total basic shares/units outstanding	11,794	13,555

Diluted Class A shares outstanding (C)	7,713	9,511
Diluted Class B shares/units outstanding (D)	4,352	4,652
Total diluted shares/units outstanding	12,065	14,163
(A)
See A in Exhibit 3.
(B)
GAAP earnings per share is strictly attributable to Class A stockholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B stockholders.
(C)
Includes 46,556 and 37,109 unvested restricted stock units at March 31, 2026 and 2025, respectively.
(D)
Includes 137,765 and 205,079 unvested restricted stock units at March 31, 2026 and 2025, respectively, and 86,764 and 366,293 unvested non-qualified options at March 31, 2026 and 2025, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Financial Condition
(Unaudited and in thousands)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$11,641	$44,069
Investments	2,850	1,030
Receivables, net	9,816	11,788
Due from Silvercrest Funds	874	326
Furniture, equipment and leasehold improvements, net	7,702	7,715
Goodwill	63,675	63,675
Operating lease assets	16,147	17,376
Finance lease assets	322	322
Intangible assets, net	13,993	14,451
Deferred tax asset	1,390	1,494
Prepaid expenses and other assets	4,569	4,361
Total assets	$132,979	$166,607
Liabilities and Equity
Accounts payable and accrued expenses	$3,464	$4,282
Accrued compensation	10,233	43,421
Borrowings under credit facility	10,010	4,023
Operating lease liabilities	18,250	19,625
Finance lease liabilities	332	330
Deferred tax and other liabilities	10,062	10,042
Total liabilities	52,351	81,723
Commitments and Contingencies (Note 10)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01, 50,000,000 shares authorized; 10,841,865 and 7,666,844 issued and outstanding, respectively, as of March 31, 2026; 10,838,804 and 7,782,884 issued and outstanding, respectively, as of December 31, 2025	108	108
Class B Common Stock, par value $0.01, 25,000,000 shares authorized; 4,127,171 and 4,119,699 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	40	40
Additional Paid-In Capital	58,833	58,875
Treasury stock, at cost, 3,175,021 and 3,055,920 shares as of March 31, 2026 and December 31, 2025, respectively	(52,316)	(50,426)
Accumulated other comprehensive income (loss)	(99)	(67)
Retained earnings	40,355	41,744
Total Silvercrest Asset Management Group Inc.’s equity	46,921	50,274
Non-controlling interests	33,707	34,610
Total equity	80,628	84,884
Total liabilities and equity	$132,979	$166,607

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2026	2025	2025
Beginning assets under management	$37.0	$36.5	1.4%

Gross client inflows	1.1	1.4	-21.4%
Gross client outflows	(1.8)	(1.2)	50.0%
Net client flows	(0.7)	0.2	NM

Market depreciation	(0.6)	(1.4)	-57.1%
Ending assets under management	$35.7	$35.3	1.1%

NM = Not meaningful

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2026	2025	2025
Beginning assets under management	$24.0	$23.3	3.0%

Gross client inflows	0.5	1.0	-50.0%
Gross client outflows	(1.4)	(0.7)	100.0%
Net client flows	(0.9)	0.3	NM

Market depreciation	—	(0.9)	-100.0%
Ending assets under management	$23.1	$22.7	1.8%

NM = Not meaningful

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2026	2025	2025
Beginning assets under management	$13.0	$13.2	-1.5%

Gross client inflows	0.6	0.4	50.0%
Gross client outflows	(0.4)	(0.5)	-20.0%
Net client flows	0.2	(0.1)	NM

Market depreciation	(0.6)	(0.5)	20.0%
Ending assets under management	$12.6	$12.6	0.0%

NM = Not meaningful

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended March 31,
	2026	2025
Total AUM as of January 1,	$37.046	$36.455
Discretionary AUM:
Total Discretionary AUM as of January 1,	$23.984	$23.319
New client accounts/assets (1)	0.081	0.438
Closed accounts (2)	(0.182)	(0.055)
Net cash inflow/(outflow) (3)	(0.820)	(0.115)
Non-discretionary to Discretionary AUM (4)	0.004	0.001
Market appreciation (depreciation)	0.020	(0.933)
Change to Discretionary AUM	(0.897)	(0.664)
Total Discretionary AUM at March 31,	23.087	22.655
Change to Non-Discretionary AUM (5)	(0.444)	(0.463)
Total AUM as of March 31,	$35.705	$35.328

(1)
Represents new account flows from both new and existing client relationships.
(2)
Represents closed accounts of existing client relationships and those that terminated.
(3)
Represents periodic cash flows related to existing accounts.
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM.
(5)
Represents the net change to Non-Discretionary AUM.

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of March 31, 2026

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	18.1	13.0	9.2	11.4	9.6
Russell 1000 Value Index		15.9	14.3	9.4	10.6	8.2

Small Cap Value Composite	4/1/02	8.3	6.5	4.2	7.9	9.7
Russell 2000 Value Index		28.1	13.8	5.8	9.1	8.2

Smid Cap Value Composite	10/1/05	16.0	10.3	5.4	8.1	9.3
Russell 2500 Value Index		25.4	14.5	7.6	9.9	8.2

Multi Cap Value Composite	7/1/02	17.1	12.8	7.2	9.6	9.6
Russell 3000 Value Index		16.4	14.3	9.2	10.5	8.7

Equity Income Composite	12/1/03	18.6	11.5	7.8	8.6	10.9
Russell 3000 Value Index		16.4	14.3	9.2	10.5	8.8

Focused Value Composite	9/1/04	19.6	12.7	5.6	7.1	9.6
Russell 3000 Value Index		16.4	14.3	9.2	10.5	8.7

Global Value Opportunity Composite	1/1/20	36.7	19.7	13.4	—	13.2
MSCI ACWI Value - Net Index		17.8	14.7	9.2	—	8.7

Small Cap Opportunity Composite	7/1/04	11.6	6.9	3.9	8.5	10.3
Russell 2000 Index		25.7	13.1	3.8	8.6	8.3

Small Cap Growth Composite	7/1/04	33.3	10.0	1.8	10.8	10.6
Russell 2000 Growth Index		23.6	12.3	1.6	7.7	8.5

Smid Cap Growth Composite	1/1/06	28.2	11.5	1.3	12.4	10.9
Russell 2500 Growth Index		19.3	10.6	1.8	8.3	9.2

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values. The Russell 2000 Growth Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with higher price-to-book ratios and higher forecasted growth.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values. The Russell 2500 Growth Index is a capitalization-weighted, unmanaged index that includes those Russell 2500 Index companies with higher price-to-book ratios and higher forecasted growth.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.

MSCI ACWI Value - Net Index captures large and mid-cap securities across 23 Developed and 24 Emerging Markets, identifying stocks with high value characteristics (low price-to-book, low forward earnings-to-price, and high dividend yield). It represents a value-style subset of the broader MSCI ACWI Index, focusing on undervalued companies.